United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

IndexIQ Active ETF Trust

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

In connection with the mailing of the definitive proxy statement of IQ Ultra Short Duration ETF (the “Fund”), a series of IndexIQ Active ETF Trust, and the solicitation of proxies with respect to the proposals set forth in the definitive proxy statement, the following letter to be mailed to the Fund’s shareholders on February 16, 2024, serves as an update that the Special Meeting of Shareholders held on February 14, 2024, has been adjourned until February 29, 2024.

February 16, 2024

Dear Shareholder,

In order to give shareholders additional time to vote their shares, the Special Meeting of IQ Ultra Short Duration ETF has been adjourned to February 29, 2024, at 10:00 a.m. Eastern Time.

As of February 14th, greater than 87% of shares cast by your fellow shareholders have voted FOR the new subadvisor and manager of manager proposals. Even though greater than 87% of votes cast support the proposals, the fund needs additional votes to reach 50% participation. Please join your fellow investors who have voted and take advantage of your right to vote by supporting the new subadvisor and manager of manager proposals.

Please take a few minutes to sign, date, and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-833-288-9337 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 9 a.m. to 10 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
:	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
*	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1-833-288-9337. Please note that an MSFS representative may call you to assist in voting.

Thank you in advance for your vote,

KIRK C. LEHNEIS

PRESIDENT

INDEXIQ ACTIVE ETF TRUST

ADJ-ULTR2